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As filed with the Securities and Exchange Commission on July 3, 2003

Registration No.       -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Nucotec, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	94-3409645 (I.R.S. Employer Identification No.)

Nucotec, Inc.
1080 S.E. 3rd Avenue
Ft. Lauderdale, Florida 33316
(954) 356-8111
(Address of Registrant's principal executive offices, including zip code)

2003 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN
(Full title of the Plan)

Transfer Online, Inc.
227 SW Pine Street, Suite 300
Portland, OR 97204
503.227.2950
(Name, address and telephone number of agent for service)

COPIES TO:
 Lynne Bolduc, Esq.
OSWALD & YAP
16148 Sand Canyon Avenue
Irvine, California 92618

Approximate Date of Proposed Sale to the Public:
As soon as practicable after this Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 Par Value(1)	5,000,000	$0.25	$1,250,000	$101.13

(1)
Consists of 5,000,000 shares of common stock issuable under Company's 2003 Incentive and Nonstatutory Stock Option Plan.

(2)
The registration fee is based upon the exercise price of the Shares calculated pursuant to Rule 457(h).

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

	Form S-8 Item Number and Caption	Caption in Prospectus
1.	Forepart of Registration Statement and Outside Front Cover Page of Prospectus	Facing Page of Registration Statement and Cover Page of Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Cover Page of Prospectus and Outside Cover Page of Prospectus
3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Not Applicable
4.	Use of Proceeds	Not Applicable
5.	Determination of Offering Price	Not Applicable
6.	Dilution	Not Applicable
7.	Selling Security Holders	Sales by Selling Security Holder
8.	Plan of Distribution	Cover Page of Prospectus and Sales by Selling Security Holder
9.	Description of Securities to be Registered	Description of Securities
10.	Interests of Named Experts and Counsel	Legal Matters
11.	Material Changes	Not Applicable
12.	Incorporation of Certain Information by Reference	Incorporation of Certain Documents by Reference
13.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification of Directors and Officers; Undertakings

DATED: July 3, 2003

PART II

Item 3.    Incorporation of Documents by Reference.

        The Registrant incorporates the following documents by reference in the registration statement:

        The Company's Annual Report on Form 10-KSB filed for the fiscal year ended December 31, 2002, the Company's Quarterly Report on Form 10-QSB filed for the quarter ended March 31, 2003, and the description of the Company's Common Stock contained in the Company's Form SB-2 dated September 10, 2002, and all amendments thereto.

        All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

        The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.    Interests of Named Experts and Counsel

        None.

Item 6.    Indemnification of Officers and Directors

        The Company's Bylaws and the Nevada Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

        The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

  5
  Opinion of Oswald & Yap, consent included, relating to the issuance of the shares of securities pursuant to the Plan

  10.1
  2003 Incentive and Nonstatutory Stock Option Plan, dated May 1, 2003

  23.1
  Consent of Oswald & Yap (contained in their opinion set forth as Exhibit 5)

  23.2
  Consent of Stonefield Josephson, Inc.

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Item 9.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ft. Lauderdale, State of Florida, on July 1, 2003.

NUCOTEC, INC.
By:	/s/ EARL T. SHANNON Earl T. Shannon President

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CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K
PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Officers and Directors
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES